Exhibit 99(i)

April 25, 2014

Ohio National Fund, Inc.

One Financial Way

Montgomery, Ohio 45242

RE:	Ohio National Fund, Inc; File Nos: 2-67464, 811-3015

Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 66 to the Registration Statement, File Nos. 2-67464 and 811-3015 (the “Registration Statement”), of Ohio National Fund, Inc. (the “Corporation”).

We have examined a copy of the Corporation’s Articles of Restatement, the Corporation’s Supplementary Articles, the Corporation’s By-laws, the Corporation’s record of the various actions by the Directors thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Corporation and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 66 is effective for purposes of applicable federal and state securities laws, the shares of the following: Equity Portfolio, Money Market Portfolio, Bond Portfolio, Omni Portfolio, International Portfolio, International Small-Mid Company Portfolio, Capital Appreciation Portfolio, Aggressive Growth Portfolio, Small Cap Growth Portfolio, Mid Cap Opportunity Portfolio, Capital Growth Portfolio, S&P 500® Index Portfolio, High Income Bond Portfolio, Strategic Value Portfolio, Nasdaq-100® Index Portfolio, Bristol Portfolio, Bryton Growth Portfolio, Balanced Portfolio, Target VIP Portfolio, Bristol Growth Portfolio, and Risk Managed Balanced Portfolio (collectively, the “Portfolios”), each a class of the Corporation, if issued in accordance with the then current Prospectuses and Statements of Additional Information of the Portfolios, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 66 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Corporation and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP
Thompson Hine LLP